                                   EXHIBIT 2.1






















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                            ASSET PURCHASE AGREEMENT


     This Asset Purchase Agreement (this "Agreement") is made as of April 27, 1996, by and between Advanced Instruments, Inc., a Massachusetts corporation (the "Seller"), and Microtek Medical, Inc., a Delaware corporation (the "Purchaser").

                              W I T N E S S E T H:

     WHEREAS, the Seller's Venodyne division (the "Division") is engaged in the design, manufacture and sale of intermittent compression systems for the prevention of Deep Vein Thrombosis and Pulmonary Embolus (the "Business"); and

     WHEREAS, the Purchaser desires to purchase from the Seller, and the Seller desires to sell to the Purchaser, the assets related to the Business;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto agree as follows:

1.   PURCHASE AND SALE OF ASSETS.

     1.1. PURCHASE AND SALE. At the Closing (as hereinafter defined) and subject to the terms and conditions of this Agreement, the Purchaser shall purchase from the Seller, and the Seller shall sell to the Purchaser, all of the Seller's right, title and interest in and to the following assets that are owned by the Seller, wherever located, whether known or unknown, and whether or not on the books and records of the Seller (collectively the "Purchased Assets"), free and clear of all liens, security interests, claims and encumbrances, in each case excluding the assets set forth on
Schedule I hereto (the "Excluded Assets"):

          (a) All of the equipment, machinery, spare parts, tools, instruments, vehicles, furniture, fixtures and other similar items of tangible personal property (the "Tangible Personal Property") used by Seller in the Business;

          (b) All finished goods inventory of the Business, whether on location, in transit or on consignment on the Closing Date;

          (c) All of the raw materials inventory and work-in-process of the Business;

          (d)  All prepaid expenses of the Business;

          (e) All accounts receivable of the Business to the extent not paid prior to the Closing Date;

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          (f)  All purchase orders, contracts and commitments of the Business;

          (g) All of the (i) proprietary information, trade secrets and confidential information, technical information and data, trademarks, trade names and service marks related to the Business and Purchased Assets; (ii) machinery and equipment warranties and service contracts related to the Business and Purchased Assets; (iii) all causes of action not pending as of the Closing Date related to or in connection with the Purchased Assets; and
     (iv) all other documentation relating to the operation of the Business, including all of the Seller's transferable right, title or interest in all licenses and permits necessary or related to the operation of the Business;

          (h) All books and records related to the Purchased Assets, including all financial, accounting and property tax records, computer data and programs, market data, and records and all correspondence with and documents pertaining to suppliers, governmental authorities and other third parties (provided, however, that copies of the same may be retained by the Seller); and

          (i) All other assets of the Division, both tangible and intangible, used or useful in the operation of the Business and which are not Excluded Assets, including, but not limited to, all insurance recoveries or rights to the same relating to damages to or loss of the Purchased Assets.

     1.2  ASSUMPTION OF LIABILITIES.   At the Closing, the Purchaser shall
assume and timely pay or satisfy those specified contractual obligations listed as "Assumed Contracts" on Schedule II hereto, as the same may be amended through the Closing Date with the mutual consent of the Seller and the Purchaser. Except as specifically set forth above, the Purchaser does not assume and shall in no event be liable for any debt, obligation, responsibility or liability of the Seller, any subsidiary or any affiliate or successor of the Seller, or any claim against any of the foregoing, whether known or unknown, contingent or absolute, or otherwise.

     1.3. PURCHASE PRICE. In consideration of the sale and transfer to the Purchaser by the Seller of the Purchased Assets, the Purchaser hereby agrees to pay the following consideration (collectively the "Purchase Price"):

          (i)  $4.0 Million in cash payable at the Closing;

          (ii) the Purchaser's Promissory Note (the "Promissory Note"), dated the Closing Date and in the principal amount of $1.75 Million, in substantially the form of Exhibit A hereto; and

          (iii) a contingent payment made for a period of three years, whereby on a quarterly basis the Purchaser shall pay to the Seller a dollar amount (the

     "Contingent Payment") equal to 10% of the absolute gross margin (i.e., net sales less cost of goods sold) from sales by Purchaser of "sleeves" (as such term has been used historically in the operation of the Business) during the three-year period beginning on the Closing Date (the "Payment Period"). Each Contingent Payment shall be paid to the Seller within 60 days of the end of each respective fiscal quarter during the Payment Period. Amounts payable pursuant to this clause
     (iii) shall be determined after each such fiscal quarter in accordance with generally accepted accounting principles consistently applied ("GAAP") for such period. Notwithstanding anything to the contrary herein, the aggregate amount of the Contingent Payments made by the Purchaser shall not exceed $1.0 Million.

The Purchase Price shall be allocated by the Purchaser among the Purchased Assets in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended; such allocation shall be based upon the recommendations of KPMG Peat Marwick LLP and shall be subject to the mutual approval of the Seller.

2. CLOSING. A closing (the "Closing") to effect the purchase and sale of the Purchased Assets shall be held at the offices of the Seller's counsel in Boston, Massachusetts, as of the close of business on April 27, 1996, or at such other place or places and/or on such other date as may be agreed upon by the parties (the "Closing Date"). At the Closing, the Seller shall execute such bills of sale and instruments of assignment as are necessary to convey title to the Purchased Assets, and the Purchaser shall pay to the Seller the Purchase Price and execute and deliver to the Seller the Promissory Note and such other documents and instruments as shall be necessary to consummate the transactions contemplated by this Agreement. All actions taken at the Closing shall be deemed to have been taken simultaneously at the time the last of any such actions is taken or completed. The Closing shall be deemed to have been consummated as of the opening of business on the Closing Date.

3. REPRESENTATIONS AND WARRANTIES OF THE SELLER. Except as set forth on the Seller Disclosure Schedule attached hereto as Schedule III, the Seller hereby represents and warrants to the Purchaser as follows.

     3.1. ORGANIZATION AND GOOD STANDING OF THE SELLER. The Seller is a corporation duly formed and validly existing and in good standing under the laws of the Commonwealth of Massachusetts.

     3.2. BINDING EFFECT. This Agreement and the other documents contemplated hereunder (this Agreement and the other documents contemplated hereunder referred to collectively as the "Transaction Documents") has been or will have been duly authorized, executed and delivered by the Seller and is the legal, valid and binding obligation of the Seller enforceable in accordance with its terms except that (i) enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability.

     3.3. COMPLIANCE WITH OTHER INSTRUMENTS; CONSENTS AND APPROVALS. Neither the execution and delivery by the Seller of the Transaction Documents nor the consummation by it of the transactions contemplated thereby will at the Closing Date violate, breach, be in conflict with, or constitute a default under, or permit the termination or the acceleration of maturity of, or result in the imposition of any lien, claim or encumbrance upon any Purchased Asset pursuant to (i) the Seller's articles of organization or bylaws or (ii) any note, bond, indenture, mortgage, deed of trust, evidence of indebtedness, loan or lease agreement, other agreement or instrument, judgment, order, injunction or decree by which the Seller is bound, to which the Seller is a party, or to which the Purchased Assets are subject. Except as set forth in the Seller Disclosure Schedule, no authorization, permit, consent or approval is required to be obtained by the Seller to execute, deliver or perform any of the Transaction Documents.

     3.4. FINANCIAL STATEMENTS AND RECORDS OF THE SELLER.

     (a) The Seller has delivered to the Purchaser true, correct and complete copies of the financial statements of the Division included as Schedule 3.4 (the "Division Financial Statements").

     (b) The books and records of the Seller have been and are being maintained in accordance with good business practice, reflect only valid transactions, are complete and correct in all material respects, and present fairly in all material respects the basis for the financial position and results of operations of the Division set forth in the Division Financial Statements.

     3.5. ABSENCE OF CERTAIN CHANGES. Since February 24, 1996, the Seller has not (except as may result from the transactions contemplated by this Agreement or as set forth on the Division Financial Statements):

          (i) suffered any change in the Business, results of operations or financial condition, other than changes in the ordinary course of business that, individually or in the aggregate, have not had a material adverse effect on the Business or the Purchased Assets;

          (ii) suffered any damage or destruction to or loss of a Purchased Asset not covered by insurance, or any loss of suppliers, that has a material adverse effect on the Business, results of operations or financial condition of the Seller;

          (iii) acquired or disposed of any Purchased Asset, or incurred, assumed, guaranteed, endorsed, paid or discharged any indebtedness, liability or obligation to be assumed by the Purchaser hereunder, or subjected or permitted to be subjected any material amount of the Purchased Assets to any lien, claim, or encumbrance of any kind, except in the ordinary course of business or pursuant to agreements in force at the date of this Agreement;

          (iv) forgiven, compromised, cancelled, released, waived or permitted to lapse any material rights or claims included as a part of the Purchased Assets; or

          (v) written up, written down or written off the book value of any material amount of assets included in the Purchased Assets;

     3.6. TITLE TO PROPERTIES.

          (a) The Seller has good and marketable title to the Purchased Assets (other than leased assets), free and clear of any lien, claim or encumbrance, except for:

               (i) liens for taxes, assessments or other governmental charges not yet due and payable or the validity of which are being contested in good faith by appropriate proceedings;

               (ii) statutory liens incurred in the ordinary course of business with respect to liabilities that are not yet due and payable or the validity of which are being contested in good faith by appropriate proceedings; and

               (iii) such imperfections of title and/or encumbrances as are not material in character, amount or extent and do not materially detract from the value or interfere with the use of the properties and assets subject thereto or affected thereby.

          (b) Except for those assets acquired or disposed of since February 24, 1996 in the ordinary course of business, all properties and assets material to the present operations of the Business are owned or leased by the Seller and are reflected on the Division Financial Statements.

     3.7. CONDITION OF TANGIBLE ASSETS. At the time of Closing, the Tangible Personal Property shall be in substantially the same condition and repair, subject only to ordinary wear and tear, as at the time it is inspected by the Purchaser, and the Tangible Personal Property is adequate for the uses to which it is being put in the ordinary course of business. Except as set forth in the preceding sentence, the


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Tangible Personal Property is being sold "AS IS, WHERE IS," without any representation as to condition, either express or implied.

     3.8. FDA MATTERS. No product of the Seller requires any approval, which has not previously been obtained, of the U.S. Food and Drug Administration ("FDA") for the purpose for which it is being manufactured, assembled or sold. The Seller has not received any notice of any action or proceeding in the FDA including, but not limited to, recall procedures, pending or, to the knowledge of the Seller, threatened against the Seller relating to the safety or efficacy of any of the Seller's products. The manufacture of the Seller's products substantially conforms in all respects to current FDA "good manufacturing practices."

     3.9. INTELLECTUAL PROPERTY. The Seller Disclosure Schedule sets forth a complete list of all copyrights, trademarks, service marks, patents and similar intellectual property (collectively the "Intellectual Property") which is used by the Seller in connection with the Business. The Seller is the beneficial owner or licensee of all such Intellectual Property and, to its knowledge, does not infringe on the rights of any third party as a result of its use of the Intellectual Property. On or before the Closing Date, the Seller will have terminated, or indemnified the Purchaser against, any royalty claims by third parties in connection with the design, manufacture and sale of the products historically sold by the Division and to be manufactured and sold on and after the Closing for the account of the Purchaser.

     3.10. LITIGATION AND GOVERNMENT CLAIMS. There is no pending or (to the knowledge of the Seller) threatened suit, action or litigation, or administrative, arbitration or other proceeding or governmental investigation or inquiry, to which the Seller is a party or to which its assets are subject which would, if decided against the Seller, individually or in the aggregate, have a material adverse effect on the Business or the Purchased Assets.

     3.11. NO VIOLATIONS OR DEFAULTS. The Seller is not in violation of or default under nor has any event occurred that, with the lapse of time or the giving of notice or both, would constitute a violation of or default under, or permit the termination or the acceleration of maturity of, or result in the imposition of a lien, claim or encumbrance upon the Purchased Assets pursuant to, any loan or lease agreement, other agreement or instrument, judgment, order, injunction, or decree to which it is a party, by which it is bound, or to which any of its assets is subject, except where such violation or default would not have a material adverse effect on the Business or the Purchased Assets. To the knowledge of the Seller, there are no existing violations of any law applicable to the Business that have a material adverse effect on the Business or the Purchased Assets.

     3.12. BROKERS AND FINDERS. Other than Newbury & Piret, the fees of which will be paid by the Seller, the Seller has not engaged any person to act or render services as a broker, finder or similar capacity in connection with the transactions contemplated herein and no person has, as a result of any agreement or action by them, any right or valid claim against the Seller, the Purchaser or any of the Purchaser's affiliates for any commission, fee or other compensation as a broker or finder, or in any similar capacity in connection with the transactions contemplated herein.

4. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER. The Purchaser hereby represents and warrants to the Seller as follows:

     4.1. ORGANIZATION AND GOOD STANDING. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

     4.2. CORPORATE POWER AND AUTHORITY. The Purchaser has the corporate power and authority and all licenses and permits required by governmental authorities to execute, deliver and perform this Agreement.

     4.3. BINDING EFFECT. Each of the Transaction Documents has been or will have been duly authorized, executed and delivered by the Purchaser and is or will be the legal, valid and binding obligation of it, enforceable in accordance with its terms except that (i) enforceability may be limited by bankruptcy, insolvency, or other similar laws affecting creditors' rights and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability.

     4.4. COMPLIANCE WITH OTHER INSTRUMENTS; CONSENTS AND APPROVALS. Neither the execution and delivery by the Purchaser of the Transaction Documents nor the consummation by it of the transactions contemplated thereby will violate, breach, be in conflict with, or constitute a default under, or permit the termination or the acceleration of maturity of, or result in the imposition of any lien, claim or encumbrance upon any property or asset of the Purchaser pursuant to, its certificate of incorporation or bylaws, or any note, bond, indenture, mortgage, deed of trust, evidence of indebtedness, loan or lease agreement, other agreement or instrument, judgment, order, injunction or decree by which the Purchaser is bound, to which it is a party, or to which its assets are subject. Except for the consent of its principal bank lender, no authorization, permit, consent or approval is required to be obtained by the Purchaser to execute, deliver or perform any of the Transaction Documents.

     4.5 SEC REPORTS. The Purchaser has furnished to the Seller true and complete copies of its Annual Report on Form 10-K for the year ended November 30, 1995 and its Quarterly Report on Form 10-Q for the quarter ended February 29, 1996. The Purchaser will provide a copy of any other filings made with the Securities and

Exchange Commission (the "SEC") when such filings are generally publicly available. Such documents did not, on the date of filing in the case of such reports, or on the date of mailing in the case of a proxy statement, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Purchaser has filed all material documents required to be filed by it with the SEC and all such documents complied as to form with the applicable requirements of law. All financial statements and schedules included in the documents referred to in this Section 4.5 were prepared in accordance with generally accepted accounting principles, applied on a consistent basis except as noted therein, and fairly present the information purported to be shown therein.

     4.6. BROKERS AND FINDERS. The Purchaser has not engaged any person to act or render services as a broker, finder or similar capacity in connection with the transactions contemplated herein and no person has, as a result of any agreement or action by the Purchaser any right or valid claim against the Seller, the Purchaser or any of the Seller's affiliates for any commission, fee or other compensation as a broker or finder, or in any similar capacity in connection with the transactions contemplated herein.

     4.7 ABSENCE OF CERTAIN CHANGES. Since February 29, 1996, the Purchaser has not (except as may result from the transactions contemplated by this Agreement) suffered any change in its business, results of operations or financial condition, other than changes in the ordinary course of business that, individually or in the aggregate, have not had a material adverse affect on the business of the Purchaser.

     4.8 FDA MATTERS. Purchaser has not received any notice of any action or proceeding in the FDA including, but not limited to, recall procedures, pending or, to the knowledge of the Purchaser, threatened against the Purchaser relating to the safety or efficacy of any of the Purchaser's products.

     4.9 LITIGATION AND GOVERNMENT CLAIMS. There is no pending or (to the knowledge of the Purchaser) threatened suit, action or litigation, or administrative, arbitration or other proceeding or governmental investigation or inquiry, to which the Purchaser is a party or to which its assets are subject which would, if decided against the Purchaser, individually or in the aggregate, have a material adverse effect on the business of the Purchaser.

     4.10 NO VIOLATIONS OR DEFAULTS. The Purchaser is not in violation or default under nor has any event occurred that, with the lapse of time or the giving of notice or both, would constitute a violation of or default under, or permit the termination or the acceleration of maturity of, or result in the imposition of a lien, claim or encumbrance upon the Purchaser's assets pursuant to, any loan or lease agreement, other agreement or instrument, judgment, order, injunction, or decree to which it is a party, by which it is bound, or to which any of its assets are subject, except where such violation or default would not have a material adverse effect on the business of the Purchaser. To the knowledge of the Purchaser, there are no existing violations of any law applicable to the business of the Purchaser that would have a material adverse effect on the business of the Purchaser.

5.   CERTAIN COVENANTS.

     5.1. COOPERATION. Each of the parties hereto shall, and shall cause each of its affiliates to, use its best efforts to (i) obtain at the earliest practicable date and, in any event, before the Closing Date, any approvals, authorizations and consents necessary to consummate the transactions contemplated by this Agreement; (ii) as reasonably requested by the other, cooperate with and keep the other informed in connection with this Agreement; and (iii) take such actions as the other parties may reasonably request to consummate the transactions contemplated by this Agreement and diligently attempt to satisfy, to the extent within its control, all conditions precedent to its obligations to close the transactions contemplated by this Agreement; provided, however, that nothing in this Section 5.1 shall require a party to expend any monies except as otherwise specifically required under this Agreement.

     5.2. MAINTENANCE OF BUSINESS AND PURCHASED ASSETS. The Seller covenants that between the date hereof and the Closing, except as contemplated hereby or with the prior consent of the Purchaser, it will refrain from doing any of the following: (i) entering into any transaction with respect to the Business other than in the ordinary course of business, (ii) permitting any additional encumbrance, mortgage or pledge on any Purchased Asset or (iii) disposing of any material Purchased Asset.

     5.3. ACCESS TO BOOKS AND RECORDS. Prior to the Closing Date and upon reasonable notice, the Seller will give to the Purchaser and its counsel, accountants and other authorized representatives, full access during reasonable business hours to all of its properties, books, contracts, documents and records relating to the Business and shall furnish to such persons all such information concerning the affairs of the Business, including financial statements, as the Purchaser may reasonably request in order that it may have full opportunity to make such reasonable investigations as it shall desire for the purpose of verifying the performance of and compliance with the representations, warranties, covenants and the conditions contained herein or for other purposes reasonably related to the transactions contemplated hereby. In the event that the Closing does not occur and this Agreement is terminated, the Purchaser shall keep in confidence, and shall cause its counsel, accountants and other representatives to keep in confidence, and shall not use or disclose to others, all information provided hereunder to it, except such information as is in the public domain.

     5.4 TRANSITIONAL ASSISTANCE. On and after the Closing and for a period not to exceed 60 days thereafter, the Seller will assist the Purchaser in the transition of the Business to the Purchaser's facilities in the following manner: (i) the Seller will complete (at no cost to the Purchaser) the assembly of all pumps which can be produced from materials on hand as of the Closing Date; (ii) the Seller will train at its facilities such representatives of the Purchaser as the Purchaser designates to travel to the Seller's facilities;
(iii) the Seller will continue to ship all customer orders from its facilities until the finished goods inventory of the Business has been received at Purchaser's facilities; and (iv) to the extent practicable, the Purchaser will be entitled to the use of the Seller's toll-free number used in the Business.

     5.5 CONTINGENT PAYMENT RECORDS. Purchaser shall keep complete and accurate records of the Net Sales and Cost of Goods Sold of the products of the Business with respect to which Contingent Payments are payable according to this Agreement. Additionally, within 60 days following each fiscal quarterly period during the Payment Period, Purchaser shall render to Seller a written report setting forth the amount of the Contingent Payment due and payable based on Net Sales, Cost of Goods Sold and "absolute gross margin" during the preceding fiscal quarter, and Purchaser shall, upon rendering such report, remit to Seller the amount of the Contingent Payment shown thereby to be due. For purposes of this Agreement, Net Sales shall mean gross sales of the products of the Business less returns and allowances and discounts; and Cost of Goods Sold shall mean cost of raw materials plus direct labor costs and overhead.

     5.6 AUDITS OF CONTINGENT PAYMENT RECORDS. At its expense, Seller shall have the right to engage an independent public accountant, who shall have access to Purchaser's records during reasonable business hours for the purpose of verifying the Contingent Payments payable as provided for in this Agreement. This right may not be exercised, however, more than twice in any twelve month period, and the accountant shall disclose to Seller only information relating solely to the accuracy of the Contingent Payment report and the Contingent Payments made according to this Agreement. Notwithstanding the foregoing, if the accountant determines that Purchaser has understated the Contingent Payment payable to Seller by 3% or more, all expenses associated with the audit shall be borne solely by Purchaser and Purchaser shall pay interest on any such understatement at a rate of 12% per annum from the original due date.

     5.7 CONTINGENT PAYMENT DEFAULT. If Purchaser fails to make the Contingent Payments when due, Purchaser agrees to pay interest on such late payments at the rate of 12% per annum from the original due date. Purchaser also agrees to pay all costs and expenses, including reasonable attorneys fees, incurred by Seller in attempting to collect any Contingent Payments required under this Agreement.

6. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLER. The obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction on or before the Closing Date of each of the following conditions:

     6.1. COMPLIANCE. The Purchaser shall have, or shall have caused to be, satisfied or complied with and performed in all material respects, all terms, covenants and conditions of this Agreement to be complied with or performed by it on or before the Closing Date.

     6.2. REPRESENTATIONS AND WARRANTIES. All of the representations and warranties made by the Purchaser in this Agreement and in all certificates and other documents delivered by the Purchaser to the Seller pursuant hereto, shall have been true and correct in all material respects as of the date hereof, and shall be true and correct in all material respects at the Closing Date with the same force and effect as if such representations and warranties had been made at and as of the Closing Date, except for changes permitted or contemplated by this Agreement.

     6.3. CONSENTS AND APPROVALS. All third party consents and approvals required to consummate the transactions contemplated by this Agreement shall have been obtained without material cost or other materially adverse consequence to the Seller and shall be in full force and effect.

     6.4. PROMISSORY NOTE. The Purchaser shall have executed and delivered to the Seller the Promissory Note in the form of Exhibit A hereto in the principal amount of $1.75 Million.

     6.5. LEGAL OPINION. The Seller shall have received the opinion of Crouch & Hallett, L.L.P., counsel to the Purchaser, dated the Closing Date, with respect to the enforceability of the Transaction Documents and related matters, in form reasonably acceptable to the Seller.

     6.6. NO ACTION, ETC. No action or proceedings shall have been brought or threatened before any court or administrative agency to prevent the consummation, or to seek damages in a material amount by reason of the transaction contemplated hereby, and no governmental authority shall have asserted in writing that the within transaction shall constitute a violation of law or give rise to liability on the part of the Seller or the Purchaser or both.

7. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE PURCHASER. Except as may be waived by the Purchaser, the obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions:

     7.1. COMPLIANCE. The Seller shall have, or shall have caused to be, satisfied or complied with and performed in all material respects all terms, covenants, and conditions of this Agreement to be complied with or performed by the Seller on or before the Closing Date.

     7.2. REPRESENTATIONS AND WARRANTIES. All of the representations and warranties made by the Seller in this Agreement, the exhibits attached hereto and in all certificates and other documents delivered by the Seller pursuant hereto, shall have been true and correct in all material respects as of the date hereof, and shall be true and correct in all material respects at the Closing Date with the same force and effect as if such representations and warranties had been made at and as of the Closing Date, except for changes permitted or contemplated by this Agreement.

     7.3. CONSENTS AND APPROVALS. All third party consents and approvals required to consummate the transactions contemplated by this Agreement shall have been obtained without material cost or other materially adverse consequence to the Purchaser and shall be in full force and effect.

     7.4. NO ACTION, ETC. No action or proceedings shall have been brought or threatened before any court or administrative agency to prevent the consummation, or to seek damages in a material amount by reason of the transaction contemplated hereby, and no governmental authority shall have asserted in writing that the within transaction shall constitute a violation of law or give rise to liability on the part of the Seller or the Purchaser or both.

     7.5. LEGAL OPINION. The Seller shall have received the opinion of Warner & Stackpole, dated the Closing Date, with respect to the enforceability of the Transaction Documents and related matters, in form reasonably acceptable to the Purchaser. Such opinion shall state that Purchaser's commercial bank lender may rely thereon.

8.   INDEMNIFICATION.

     8.1. INDEMNIFICATION OF THE PURCHASER. Subject to the limitations set forth in Sections 8.3, 8.4 and 8.5, the Seller shall indemnify and hold the Purchaser harmless from, against, for and in respect of (i) any and all damages, losses, settlement payments, obligations, liabilities, claims, actions or causes of action and encumbrances suffered, sustained, incurred or required to be paid by the Purchaser, net of any resulting income tax benefits to the Purchaser, because of the breach of any written representation, warranty, agreement or covenant of the Seller contained in this Agreement which has not been expressly waived; (ii) any and all liabilities of the Business in respect of periods prior to the Closing Date; and (iii) all reasonable costs and expenses (including, without limitation, attorneys' fees, interest and penalties) incurred by the Purchaser in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against in this Section 8.1.

     8.2. INDEMNIFICATION OF THE SELLER. Subject to the limitations set forth in Sections 8.3, 8.4 and 8.5, the Purchaser shall indemnify and hold the Seller harmless from, against, for and in respect of: (i) any and all damages, losses, settlement payments, obligations, liabilities, claims, actions or causes of action and encumbrances suffered, sustained, incurred or required to be paid by the Seller, net of any resulting income tax benefits to the Seller, because of the breach of any written representation, warranty, agreement or covenant of the Purchaser contained in this Agreement which has not been expressly waived; (ii) any and all liabilities of the Business in respect of periods on and after the Closing Date; and (iii) all reasonable costs and expenses (including, without limitation, attorneys' fees, interest and penalties) incurred by the Seller in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against in this Section 8.2.

     8.3. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. All representations, warranties, covenants and agreements made by any party to this Agreement or pursuant hereto shall be deemed to be material and to have been relied upon by the parties hereto shall remain operative and in full force and effect following the Closing, and the warranties and representations contained herein or in any certificate, exhibit or other document delivered in connection herewith, shall survive for one year following the Closing Date. Except for the provisions of this Agreement relating to the Promissory Note and Contingent Payments (which shall survive until all applicable payments have been made by the Purchaser), all other covenants herein contained shall survive for a period of two years from the Closing Date. Notice of any claim, whether made under the indemnification provisions hereof or otherwise, based on a breach of a representation, warranty, covenant or agreement must be given prior to the expiration of such representation, warranty, covenant or agreement; and any claim not made within such period shall be of no force or effect. The representations and warranties hereunder shall not be affected or diminished by any investigation at any time by or on behalf of the party for whose benefit such representations and warranties were made. All statements contained herein or in any certificate, exhibit, list or other document delivered pursuant hereto shall be deemed to be representations and warranties.

     8.4. GENERAL RULES REGARDING INDEMNIFICATION. The obligations and liabilities of each indemnifying party hereunder with respect to claims resulting from the assertion of liability by the other party shall be subject to the following terms and conditions:

          (a) The indemnified party shall give prompt written notice (which in no event shall exceed 30 days from the date on which the indemnified party first became aware of such claim or assertion) to the indemnifying party of any claim which might give rise to a claim by the indemnified party against the indemnifying party based on the indemnity agreements contained in Sections 8.1 or 8.2 hereof, stating the nature and basis of said claims and the amounts thereof, to the extent known;

          (b) If any action, suit or proceeding is brought against the indemnified party with respect to which the indemnifying party may have liability under the indemnity agreements contained in Sections 8.1 or 8.2 hereof, the action, suit or proceeding shall, at the election of the indemnifying party, be defended (including all proceedings on appeal or for review which counsel for the indemnified party shall deem appropriate) by the indemnifying party. The indemnified party shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the indemnified party's own expense unless the employment of such counsel and the payment of such fees and expenses both shall have been specifically authorized in writing by the indemnifying party in connection with the defense of such action, suit or proceeding. Notwithstanding the foregoing, (A) if there are defenses available to the indemnified party which are inconsistent with those available to the indemnifying party to such extent as to create a conflict of interest between the indemnifying party and the indemnified party, the indemnified party shall have the right to direct the defense of such action, suit or proceeding insofar as it relates to such inconsistent defenses, and the indemnifying party shall be responsible for the reasonable fees and expenses of the indemnified party's counsel insofar as they relate to such inconsistent defenses, and (B) if such action, suit or proceeding involves or could have an effect on matters beyond the scope of the indemnity agreements contained in Sections 8.1 and 8.2 hereof, the indemnified party shall have the right to direct (at its own expense) the defense of such action, suit or proceeding insofar as it relates to such other matters.
     The indemnified party shall be kept fully informed of such action, suit or proceeding at all stages thereof whether or not it is represented by separate counsel.

          (c) The indemnified party shall make available to the indemnifying party and its attorneys and accountants all books and records of the indemnified party relating to such proceedings or litigation and the parties hereto agree to render to each other such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense of any such action, suit or proceeding. Whether or not the indemnifying party chooses to defend or prosecute any claim involving a third party, all parties hereto shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith.

          (d) The indemnified party shall not make any settlement of any claims without the written consent of the indemnifying party.

     8.5. LIMITS ON INDEMNIFICATION OBLIGATION. Notwithstanding anything in Sections 8.1 and 8.2 to the contrary or in conflict:

          (i) neither the Seller nor the Purchaser shall be liable under the indemnity provisions of Section 8.1 or Section 8.2, as applicable, in any instance until such time as the aggregate liability under each such section exceeds $25,000 (in which event the Seller or the Purchaser, as is applicable, shall be liable for all such amounts in excess of $25,000);

          (ii) in determining the amount of any loss, liability or expense for which any indemnified party is entitled to indemnification under this Agreement, the gross amount thereof will be reduced by any insurance proceeds actually paid to any indemnified party; PROVIDED, HOWEVER, that if such party has been indemnified hereunder but does not actually receive such insurance proceeds until after being indemnified, such party shall reimburse the indemnifying party for amounts paid to such party to the extent of the insurance proceeds so received; and

          (iii) in no event shall Seller's liability to Purchaser pursuant to this Agreement exceed in the aggregate the total cash amount received by Seller from Purchaser pursuant to the Agreement.

9.   MISCELLANEOUS.

     9.1. TERMINATION. This Agreement and the transactions contemplated hereby may be terminated at any time on or before the Closing Date:

          (i)   by mutual consent of the Seller and the Purchaser;

          (ii) by the Purchaser if there has been a material misrepresentation or breach of warranty in the representations and warranties of the Seller set forth herein or if there has been any material failure on the part of the Seller to comply with its obligations hereunder;

          (iii) by the Seller if there has been a material misrepresentation or breach of warranty in the representations and warranties of the Purchaser set forth herein or if there has been any material failure on the part of the Purchaser to comply with its obligations hereunder;

          (iv) by either of the Purchaser or the Seller if the Closing contemplated hereunder has not occurred by May 31, 1996; and

          (v) by either the Seller or the Purchaser if the transactions contemplated hereby violate any order, decree, or judgment of any court or governmental body or agency having competent jurisdiction.

In the event of the termination of this Agreement pursuant to this Section 9.1, this Agreement shall forthwith become null and void and of no further force or effect; provided, however, that the parties hereto shall remain liable for any breach of this Agreement prior to its termination; and provided, further, that the confidentiality provision included in Section 5.3 hereof shall survive such termination.

     9.2. EXPENSES. Each of the Purchaser and the Seller shall pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby.

     9.3. ENTIRE AGREEMENT. This Agreement and the exhibits hereto contain the complete agreement among the parties with respect to the transactions contemplated hereby and supersede all prior agreements and understandings, oral or written, among the parties with respect to such transactions. Section and other headings are for reference purposes only and shall not affect the interpretation or construction of this Agreement. The parties hereto have not made any representation or warranty except as expressly set forth in this Agreement or in any certificate or schedule delivered pursuant hereto.

     9.4. PUBLIC ANNOUNCEMENTS. No party to this Agreement shall issue any press release relating to, or otherwise publicly disclose, the transactions contemplated by this Agreement without the prior approval of the other parties. Notwithstanding the foregoing, any party may make such disclosure as may be required by law, provided the disclosing party obtains from the other party prior approval of the substance of the proposed disclosure (such as the content of a proposed press release), which approval may not be unreasonably withheld or delayed.

     9.5. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts together shall constitute only one original.

     9.6. NOTICES. All notices, demands, requests or other communications that may be or are required to be given, served or sent by any party to any other party pursuant to this Agreement shall be in writing and shall be mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by a reputable overnight courier service or by hand delivery, addressed as follows:

  (i)     If to the Seller:

          Advanced Instruments, Inc.
          Two Technology Way
          Norwood, Massachusetts 02062
          Attention:  President and Chief Executive Officer

 (ii)     If to the Purchaser:

          Microtek Medical, Inc.
          P.O. Box 2487
          Columbus, Mississippi  39704
          Attention:  President and Chief Executive Officer

Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served, or sent. Each notice, demand, request or communication that is mailed, delivered or transmitted in the manner described above shall be deemed sufficiently given, served, sent and received for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt or the affidavit of courier or messenger being deemed conclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

     9.7. ASSIGNMENT; SUCCESSORS AND ASSIGNS. This Agreement may not be assigned by either of the parties hereto without the written consent of all the other parties; provided, however, that the Purchaser shall be entitled to assign this Agreement to any subsidiary corporation so long as the Purchaser remains liable for the obligations of the Purchaser hereunder and under the other Transaction Documents, including the Promissory Note. In the event of any partial or total transfer or assignment by the Purchaser of any rights or obligations hereunder, Microtek Medical, Inc. shall guarantee to the Seller, and its successors and assigns the full and prompt payment of and performance under the Promissory Note. Subject to the preceding sentence, this Agreement and the rights, interests and obligations hereunder shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns.

     9.8. GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Massachusetts.

     9.9. WAIVER AND OTHER ACTION. This Agreement may be amended, modified or supplemented only by a written instrument executed by the parties against which enforcement of the amendment, modification or supplement is sought.

     9.10. SEVERABILITY. If any provision of this Agreement is held to be illegal, invalid or unenforceable, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision were never a part hereof; the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance; and in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement, a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

     9.11. THIRD-PARTY BENEFICIARIES. This Agreement and the rights, obligations, duties and benefits hereunder are intended for the parties hereto, and no other person or entity shall have any rights, obligations, duties and benefits pursuant hereto.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                         MICROTEK MEDICAL, INC.


                         By:           /s/  KIMBER L. VOUGHT
                             ------------------------------------------
                              Kimber L. Vought, President


                         ADVANCED INSTRUMENTS, INC.


                         By:          /s/  BRUCE C. FRALEIGH
                             ------------------------------------------
                              Bruce C. Fraleigh, Chief Financial Officer

                                                                    SCHEDULE I

                                 EXCLUDED ASSETS

1.   Cash and cash equivalents
2.   Intercompany notes or accounts receivable
3.   Office furniture and office supplies